Exhibit 99.1

Aerojet Rocketdyne sees 10-year savings of $1 billion

PARIS (Reuters) - Aerojet Rocketdyne, the new company formed after GenCorp Inc's (GY.N) acquisition of Pratt & Whitney Rocketdyne, said on Sunday it has promised the U.S. government savings of $1 billion in savings over the next decade as a result of the deal, and possibly $2 billion more in later phases of the merger.

Aerojet Rocketdyne President Warren Boley told Reuters in an interview ahead of the Paris air show that he expected the new company's revenue to double over the next five years from a current combined estimate of $1.7 billion for both GenCorp unit Aerojet and Rocketdyne.

He said the company was also looking at other business opportunities, and would soon sign a memorandum of understanding on a "significant strategic relationship" with Israel Military Industries that could evolve into a joint venture in the future.

U.S. authorities approved GenCorp's acquisition of Rocketdyne on Friday after a year-long review. [ID:nWNAB021LP] One part of Rocketdyne, a joint venture with a Russian rocket motor company, called RD Amross, would remain part of Pratt & Whitney until Russian authorities completed their regulatory review.

The new company will make its official debut next week at the air show, and then in a large employee meeting.

While the deal was under review, Boley said, GenCorp recently sent a letter to the Pentagon's Defense Contracts Management Agency and the Defense Contract Audit Agency advising them about the expected savings generated by combination of the two companies.

Boley said the consulting firm AT Kearney estimated $100 million in annual savings for about 10 years during the first phase of the merger, with similar savings in each the second and third phases.

That information would be used by the Pentagon auditing and contracts management agencies to help write the company's future contracts, he said.

AT Kearney's estimates also showed that the merged company could cut the cost of launching huge government satellites into space by 30 percent, Boley said.

Boley, who previously headed the military engines division of Pratt & Whitney, a unit of United Technologies Corp (UTX.N), said the company had several game-changing technologies in various stages of development, testing and fielding that he believed would change the way future wars were fought.

He said the company had developed solar electric propulsion technologies that were already being used to power "some very big" U.S. government satellites that he was not allowed to identify. The company was also seeing a huge number of orders from satellite manufacturers, because the technology would extend the lifetime of satellites on orbit.

Not having to haul fuel to outer space would also dramatically lower the cost of launching satellites into orbit since fuel is often the biggest weight item on a satellite.

"It's a game changer. It's revolutionary. It's not just 10 percent more," Boley said, adding that he expected the solar propulsion system to generate billions of dollars in orders.

The company also has developed a silent propulsion system that would be useful on unmanned planes, as well as a hypersonic motor that all three major competitors - Boeing Co (BA.N), Raytheon Co (RTN.N) and Lockheed Martin Corp (LMT.N) were using in rival bids to design a next-generation missile, Boley said.

The new engines would allow missiles to travel at Mach 4, or four times the speed of sound, allowing military commanders to respond that much more quickly to potential missile threats. All three of the offerings would be flight-tested this year, Boley said.

He said the hypersonic speed of the new missiles would either augment or replace stealth - or radar-evading - characteristics on future weapons systems.

He said the new technology could generate up to $10 billion in new weapons sales in coming years. The new missiles were being designed so they could be carried on the F-15, F-16, F/A-18 and F-35 fighter jets, he noted.

(Reporting by Andrea Shalal-Esa; editing by Jason Neely and Richard Chang)